Exhibit 10.4

Employee Form

JADE BIOSCIENCES, INC.

2025 STOCK INCENTIVE PLAN

GRANT NOTICE FOR
STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Jade Biosciences, Inc. (the “Company”), hereby grants to Participant named below an option (the “Option”) to purchase any part or all of the number of shares of Common Stock that are covered by this Option at the Exercise Price per share, each specified below, and upon the terms and subject to the conditions set forth in this Grant Notice, the Jade Biosciences, Inc. 2025 Stock Incentive Plan (as amended from time to time, the “Plan”), and the Standard Terms and Conditions, including any country-specific provisions attached thereto (the “Standard Terms and Conditions”) promulgated under such Plan and attached hereto as Exhibit A. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:	[Name]
Grant Date:	[Grant Date]
Number of Shares of Common Stock covered by Option:	[Quantity Granted]
Exercise Price Per Share:	[Grant Price]
Expiration Date:	[Expiration Date]
Type of Stock Option:	☐ Incentive Stock Option ☐ Nonqualified Stock Option
Vesting Commencement Date:	[Vesting Commencement Date]
Vesting Schedule:

Subject to the Plan and the Standard Terms and Conditions, the Option shall vest in accordance with the following schedule, so long as Participant remains continuously employed by or providing services to the Company or its Subsidiaries from the Grant Date through such vesting date:

[(i) 25% of the Option shall vest and become exercisable on the first anniversary of the Vesting Commencement Date and (ii) thereafter, this Option shall vest with respect to an additional 1/48th of the Option on each monthly anniversary of the Vesting Commencement Date.]

By accepting this Grant Notice, Participant acknowledges that Participant has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions.

JADE BIOSCIENCES, INC.

By:

Name:

Title:

PARTICIPANT

[Name]

Signature Page to

Grant Notice for

Stock Options

EXHIBIT A

JADE BIOSCIENCES, INC.
2025 STOCK INCENTIVE PLAN

STANDARD TERMS AND CONDITIONS FOR
STOCK OPTIONS

These Standard Terms and Conditions apply to the Options granted pursuant to the Jade Biosciences, Inc. 2025 Stock Incentive Plan (the “Plan”), which are identified as either incentive stock options or nonqualified stock options and are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.
Terms of Option

Jade Biosciences, Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an Incentive Stock Option or a Nonqualified Stock Option as specified in the Grant Notice (the “Option”) to purchase up to the number of shares of Common Stock at an exercise price per share, each as set forth in the Grant Notice. The Option is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.
Status of the Stock Option
(a)
If the Option is designated as an “Incentive Stock Option” in the Grant Notice, then this Option is intended to qualify as an “incentive stock option” under Section 422 of the Code. However, the Company does not represent or warrant that the Option qualifies as such. The Participant should consult with the Participant’s own tax advisors regarding the tax effects of the Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including the holding period requirements. If the Option is intended to qualify as an “incentive stock option” and the Participant disposes (whether by sale, gift, transfer or otherwise) any shares of Common Stock acquired upon exercise of the Option within the one-year period beginning on the exercise date or within the two-year period beginning on the Grant Date, the Participant shall notify the Company within 30 days after such disposition.
(b)
To the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the shares of Common Stock with respect to which the Option (plus all other incentive stock options held by the Participant) are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its affiliates) exceeds $100,000, the Option or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonqualified Stock Options. In addition, to the extent any portion of this Option does not qualify as an “incentive stock option,” such portion shall be deemed to be a Nonqualified Stock Option.

Exhibit A

Standard Terms and Conditions for Stock Options

3.
Exercise of Option
(a)
The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration of vesting as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice; provided, that the Participant remains employed with the Company and does not experience a Termination of Employment. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full-time basis.
(b)
To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).
(c)
The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option (but only to the extent share withholding is made available to the Participant by the Company), or in such other manners as may be permitted by the Committee.
(d)
Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate Company policy or any federal, state or other applicable laws.
4.
Expiration of Option

The Option shall expire and cease to be exercisable as of the earlier of (i) the Expiration Date set forth in the Grant Notice or (ii) the date specified below in connection with the Participant’s Termination of Employment (the date of such Termination of Employment, the “Termination Date”):

(a)
If the Participant’s Termination of Employment is as a result of the Participant’s death or Disability, (i) the portion of the Option which would have vested within the 12 months following the Termination Date shall be fully vested as of the Termination Date, (ii) any portion of the Option which is unvested as of the Termination Date, after giving effect to clause (i), shall remain outstanding until the date that is three months following the Termination Date (provided that there shall be no further vesting during such period unless expressly determined otherwise by the Committee), and (iii) the Participant may exercise any portion of the Option that is vested and exercisable as of the Termination Date until the first anniversary of the Termination Date.
(b)
If the Participant’s Termination of Employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the Termination Date.
(c)
If the Participant’s Termination of Employment is a CIC Qualifying Termination (as defined below), (i) the Option shall be fully vested as of the Termination Date and (ii) the Participant may exercise the Option as of the Termination Date until the date that is three months following the Termination Date (provided, however, that if on the date of such Termination of Employment, the shares of Common Stock issued upon exercise of the Option may not be sold because the Participant is subject to a trading blackout period under the Company’s Insider Trading Policy, or any other insider trading policy applicable to Participant by reason of Participant’s employment with or service to the Company or any successor, in each case effect at the time of such termination (any such policy, an “Insider Trading Policy”), the Option shall not expire until the date that is six months following the Termination Date). As used herein, “CIC Qualifying Termination” means the Participant’s Termination of Employment by the Company without Cause on or within 12 months following a Change in Control.
(d)
If the Participant’s Termination of Employment is for any reason other than as set forth in Section 4(a), 4(b) or 4(c), the Participant may exercise any portion of the Option that is vested and exercisable as of the Termination Date until the date that is three months following the Termination Date; provided, however, that if on the date of such Termination of Employment, the shares of Common Stock issued upon exercise of the Option may not be sold because the Participant is subject to a trading blackout period under an Insider Trading Policy, the Option shall not expire until the date that is six months following the Termination Date.
(e)
Any portion of the Option that is not vested and exercisable at the time of a Termination of Employment (after taking into account any accelerated vesting under Section 16 of the Plan and any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date (except as provided under Section 4(a)(ii) above, which outstanding Option shall be forfeited and canceled as of the date that is three months following the Termination Date unless expressly determined otherwise by the Committee).
5.
Restrictions on Resales of Shares Acquired Pursuant to Option Exercise

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including (a) restrictions under an Insider Trading Policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.
Income Taxes

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option (including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option), withholding may be effected, at the Company’s election, withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including future cash wages).

7.
NonTransferability of Option

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7. Notwithstanding the foregoing, upon the Participant’s death, the Option shall be transferred to the Participant’s designated beneficiary or, if none, to the Participant’s estate.

8.
Other Agreements Superseded

The Grant Notice, these Standard Terms and Conditions, and the Plan constitute the entire understanding between the Participant and the Company regarding the Option; provided, however, that any provisions regarding the acceleration of the Option (or other Awards) upon a Termination of Employment set forth in any written employment, offer, services or severance agreement or letter between the Participant and the Company or under the terms of any severance plan in which the Participant participates shall continue to apply to the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

9.
Limitation of Interest in Shares Subject to Option

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment or service at any time for any reason.

10.
No Liability of Company

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the nonissuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.

11.
General
(a)
In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(b)
The headings preceding the text of the sections hereof are inserted solely for convenience of reference and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.
(c)
These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(d)
These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to principles of conflicts of law.
(e)
In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.
(f)
All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

12.
CLAWBACK

The Option and any shares of Common Stock received upon exercise of the Option are subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant and to such compensation, including the Jade Biosciences, Inc. Incentive Compensation Clawback Policy (as amended from time to time), designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Participant expressly and explicitly authorizes (x) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold shares of Common Stock and other amounts acquired under the Option or the Plan to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the Standard Terms and Conditions and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

13.
ADDENDUM

Notwithstanding any provisions in these Standard Terms and Conditions, if the Participant is working and/or resides in Canada, this Option shall be subject to any additional terms and conditions set forth in the Addendum attached hereto. Moreover, if the Participant relocates to Canada, the additional terms and conditions of the Addendum will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of these Standard Terms and Conditions.

14.
Electronic Delivery

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

ADDENDUM TO

STANDARD TERMS AND CONDITIONS FOR
STOCK OPTIONS

UNDER THE JADE BIOSCIENCES, INC.
2025 STOCK INCENTIVE PLAN

FOR PARTICIPANTS IN CANADA

Capitalized terms, unless explicitly defined in this Addendum, shall have the meanings given to them in the Grant Notice, the Standard Terms and Conditions, or in the Plan.

This Addendum includes additional terms and conditions that govern the Option if the Participant resides and/or works in Canada. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the grant of this Option, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

1.
Non-Qualified Securities. If any portion of the Option is considered “non-qualified securities” within the meaning of the Income Tax Act (Canada), the Company will provide the Participant with appropriate notification regarding the characterization of the Option for Canadian income tax purposes in accordance with the Income Tax Act (Canada) and the regulations thereunder.
2.
Payment of Exercise Price. Notwithstanding anything to the contrary in Section 8 of the Plan or Section 3(c) of the Standard Terms and Conditions, the Participant is not permitted to pay the Exercise Price by (i) delivery of already-owned shares of Common Stock or (ii) withholding of shares of Common Stock deliverable upon exercise of the Option. Moreover, payment may not be made by a combination of cash and already-owned shares of Common Stock.
3.
TERMINATION OF EMployMENT. The following provision supplements Section 4 of the Standard Terms and Conditions:

Termination Date. For purposes of this Option, unless otherwise explicitly required by applicable legislation, the Termination Date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law including statute, contract, the common/civil law or otherwise. For greater certainty, the Participant will not earn or be entitled to any pro-rated vesting or exercisability for that portion of time before the Termination Date, nor will the Participant be entitled to any compensation for lost vesting or exercisability.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting or exercisability during a statutory notice period, the Participant’s right to vest or exercise this Option under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting or exercisability if the vesting or exercisability date, as

Addendum to

Standard Terms and Conditions for Stock Options

applicable, falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting or lost exercisability. “Vesting” for purposes of this paragraph refers to the period during which the Option becomes earned and exercisable.

4.
Choice of Law. The Plan will be interpreted consistently with the Service Recipient’s (as defined below) requirement to comply with provincial employment standards and human rights legislation irrespective of the governing law provision in the Plan and the Standard Terms and Conditions. For the avoidance of doubt, Participants shall retain any and all rights (e.g., employment standards, human rights, etc.) that they have to commence and participate in provincial and/or federal proceedings that are statutorily guaranteed to them.
5.
Tax Matters. The following provisions supplement Section 6 of the Standard Terms and Conditions:
(a)
Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the subsidiary that employs or otherwise engages the Participant (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items and withholdings related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Service Recipient in their discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Service Recipient (the “Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)
Withholding. In connection with the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Participant to make a payment in a form acceptable to the Company; (ii) withholding from the Participant’s wages or other compensation payable to the Participant by the Company or the Service Recipient, (iii) if the shares of Common Stock are publicly traded, payment from the proceeds of the sale of shares of Common Stock through a Company-approved broker, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization and without further consent), or (iv) any method determined by the Committee to be in compliance with applicable laws and authorized under the Plan. The Company and/or Service Recipient may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with

Addendum-2

no entitlement to the equivalent in shares of Common Stock), or if not refunded, the Participant may seek a refund from local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient.
(c)
Finally, the Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the underlying shares of Common Stock or the proceeds from the sale of the shares of Common Stock acquired upon exercise of this Option, if the Participant fails to comply with his or her obligations in connection with the Tax Related Items.
6.
Nature of Grant.

By accepting this Option, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;
(b)
the grant of Option is voluntary and does not create any contractual or other right to receive future Options or benefits in lieu of Options, even if Options have been granted in the past;
(c)
all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company;
(d)
the Participant is voluntarily participating in the Plan;
(e)
this Option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)
this Option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar mandatory payments, except to the extent explicitly and minimally required under employment standards or pension-related legislation, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its subsidiaries;
(g)
the future value of the shares of Common Stock underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;
(h)
if the shares of Common Stock underlying this Option do not increase in value, this Option will have no value;

Addendum-3

(i)
if the Participant exercises this Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease, even below the Exercise Price;
(j)
except to the extent explicitly and minimally required under employment standards legislation, no claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from (A) forfeiture of the Option resulting from Participant’s Termination of Employment (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where the Participant is employed or otherwise providing services or the terms of the Participant’s employment or service agreement, if any) or (B) clawback or recoupment of all or any portion of any shares issued pursuant to exercise of the Option under any provision of these Standard Terms and Conditions or any Company recoupment policy;
(k)
unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by the Grant Notice and the Standard Terms and Conditions do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(l)
the Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of shares of Common Stock acquired upon exercise, and the Participant understands and agrees that the Participant should consult with their own personal tax, legal and financial advisors regarding their participation in the Plan before taking any action related to the Plan; and
(m)
neither the Company, the Service Recipient nor any other subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to the Participant pursuant to the exercise of this Option or the subsequent sale of shares of Common Stock acquired upon exercise.
7.
Securities Law Information. The sale or other disposal of the shares of Common Stock acquired under the Plan may not take place within Canada. If the Common Stock is registered under the Act, the Participant will be permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, provided the resale of shares of Common Stock takes place outside Canada through the facilities of the exchange on which the shares of Common Stock are then listed.
8.
Foreign Asset/Account Reporting. The Participant may be subject to foreign asset/account and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including any proceeds arising from the sale of shares of Common Stock) derived from their participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country of residence. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such requirements.

Addendum-4

9.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this Option, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
10.
Data Privacy.
(a)
Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Participant’s consent.
(b)
Stock Plan Administration and Service Providers. The Participant understands that the Company may transfer Data to its third-party stock plan administrator/broker (“Service Provider”), which assists the Company, presently or in the future, with the implementation, administration and management of the Plan. The Participant may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the ability to participate in the Plan. Where required, the legal basis for the transfer of Data to the Service Provider is the Participant’s consent.
(c)
International Data Transfers. The Company is, and the Service Provider may be, based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. Where required, the Company’s legal basis for the transfer of Data is the Participant’s consent.
(d)
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data is retained until the termination of the Participant’s employment or service.
(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a voluntary basis. The Participant understands that the Participant may request to stop the transfer and processing of the Participant’s Data for purposes of the Participant’s participation in the Plan and that the Participant’s compensation from or employment or service relationship with the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Participant to participate in the Plan. The Participant understands that the Participant’s Data will still be processed in relation to their employment or service with the Service Recipient for record-keeping purposes.

Addendum-5

(f)
Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact the Company.

Addendum-6